Exhibit 10(a)112

December 16 , 2009

Richard J. Smith
12 Castle Pines Drive
New Orleans, LA  70131

RE: Retention Agreement if the Spin Transaction Does Not Occur

Dear Rick:

Further to our discussions, in the event the Spin Transaction does not occur, Entergy Corporation desires your continued leadership to ensure appropriate and efficient closure of the spin efforts, among other things. Accordingly, this letter agreement (“Agreement”) sets forth terms and conditions approved by the Personnel Committee of the Entergy Board of Directors for your continued employment by Entergy Services, Inc. or another subsidiary or affiliate of Entergy Corporation (each an “Entergy System Company”) in the event the Spin Transaction does not occur.  For purposes of this Agreement, the “Spin Transaction” is defined as a transaction designed to create a publicly traded company legally independent from Entergy Corporation that would own all or any part of Entergy Corporation’s current non-utility nuclear business on terms approved by the Board of Directors of Entergy Corporation.

Specifically, if the Spin Transaction does not occur, then for good and valuable consideration set forth herein, the parties hereto agree as follows:

1.
An Entergy System Company, as designated by the Chief Executive Officer of Entergy Corporation (“CEO”), shall continue to employ you in a position, at a management level and with a salary no less than your management level and salary with Entergy Services, Inc. as of the effective date of this Agreement.

2.
Your duties during your continued employment shall be as the CEO may direct, including, but not limited to, coordinating the orderly unwinding of the preparations for the contemplated Spin Transaction and assisting in efforts to renew the operating license for the Indian Point Energy Center, and you shall be required to perform such duties to the satisfaction of the CEO.

3.
Should you remain continuously employed in accordance the terms and conditions set forth above for twenty-four (24) months following the date of a public announcement that the Spin Transaction shall not occur, then at the end of such twenty-four (24) month period, you shall receive payment of a single-sum cash payment equal to 1.5 times your “base salary,” as defined below, and such cash amount shall be payable to you as soon as practicable after, and no later than March 15th following, the end of the calendar year in which such amount is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).

4.
Should you not remain continuously employed for twenty-four (24) months and, therefore, not be entitled to payment under (3) above, but should you remain continuously employed at least six (6) months following the date of a public announcement that the Spin Transaction shall not occur and in accordance with the terms and conditions set forth above, then with the CEO’s express written consent (which consent may be freely withheld in the CEO’s sole discretion and for any reason) you may elect to retire from Entergy System Company employment, in which case upon your “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) you shall receive payment of a single-sum cash payment equal to 1.5 times your “base salary,” as defined below, and such cash amount shall be payable to you as soon as practicable after, and no later than March 15th following, the end of the calendar year in which such amount is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).

5.
For purposes of (3) and (4) above, your “base salary” shall mean your annual pre-tax rate of base pay as of the date of your separation from service, exclusive of any bonuses, overtime, incentive or other special payments but inclusive of the amount(s), if any, you have elected to defer under a qualified 401(k) plan, cafeteria plan or similar deferred compensation plan sponsored by Entergy Corporation or otherwise in which your Entergy System Company employer participates;  and

6.
The amount that may become payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, as a short-term deferral amount (e.g., payable prior to March 15 of the calendar year following the calendar year in which such amount is no longer subject to a substantial risk of forfeiture).

In accordance with resolution of the Personnel Committee of the Entergy Board of Directors, this Agreement shall be effective on the earliest date both parties have executed it.

ACCEPTED BY EMPLOYER:                                                                      ACCEPTED BY EXECUTIVE:
Entergy Services, Inc.
By its Duly Authorized Agent:

/s/ Terry R. Seamons______________                                                       /s/ Richard J. Smith___________________
Terry R. Seamons                                                                                     Richard J. Smith
Sr. Vice-President, Human Resources
and Administration

Executed this 18th day of December, 2009.                                                  Executed this 18th day of December, 2009.